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                                                                      EXHIBIT 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                  June 30, 2001

                                                                  Three Months Ended        Nine Months Ended
                                                                        June 30                  June 30
                                                                 ---------------------     --------------------
                                                                   2001         2000         2001        2000
                                                                 --------     --------     --------    --------
Income (loss) from continuing operations before
     provision for income taxes per statement of income          $ (5,414)    $ (7,714)    $101,347    $ 61,816
Add:
     Portion of rents representative of the interest factor           659          144        2,129       1,680
     Interest on debt & amortization of debt expense                9,232       10,164       31,295      32,408
                                                                 --------     --------     --------    --------
        Income as adjusted                                       $  4,477     $  2,594     $134,771    $ 95,904
                                                                 ========     ========     ========    ========

Fixed charges:
     Interest on debt & amortization of debt expense (1)         $  9,232     $ 10,164     $ 31,295    $ 32,408
     Capitalized interest (2)                                       2,036           --        2,036          --
     Capitalized expenses related to indebtedness (3)               2,901           --        2,901          --
     Rents                                                          1,976          432        6,387       5,039
     Portion of rents representative of the interest factor (4)       659          144        2,129       1,680
                                                                 --------     --------     --------    --------
        Fixed charges (1)+(2)+(3)+(4)                            $ 14,828     $ 10,308     $ 38,361    $ 34,088
                                                                 ========     ========     ========    ========

Ratio of earnings to fixed charges                                    .30          .25         3.51        2.81